Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-8 (Registration Statement No. 333-129294) and the Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-3 (Registration Statement No. 333-152640) of our report dated March 16, 2011 relating to the financial statements of Rexahn Pharmaceuticals, Inc., and our report dated March 16, 2011 relating to internal control over financial reporting included in this Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K of Rexahn Pharmaceuticals, Inc. for the year ended December 31, 2010.

/s/ PARENTEBEARD LLC

New York, New York
March 23, 2011